Exhibit 21.1

Notes:

* - Signifies a dormant or inactive entity.

(1)	The above Measurement Specialties, Inc. organization chart as of March 31, 2013, excludes Betatherm Holding Limited, Betatherm Trading Limited and Betatherm Group Limited, all of which are dormant entities in Ireland.